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                                                                EXHIBIT 10.18(b)

                                  Manpower Inc.
                            5301 North Ironwood Road
                           Milwaukee, Wisconsin 53217



                                February 22, 1999





Mr. Jeffrey Joerres:

         Manpower Inc. (the "Corporation") desires to retain experienced, well-qualified executives, like you, to assure the continued growth and success of the Corporation and its direct and indirect subsidiaries (collectively, the "Manpower Group"). Accordingly, as an inducement for you to continue your employment in order to assure the continued availability of your services to the Manpower Group, we have agreed as follows:

1.       Definitions.  For purposes of this letter:

         (a) Cause. Termination by the Corporation of your employment with the Corporation for "Cause" will mean termination upon (i) your willful and continued failure to substantially perform your duties with the Manpower Group after a written demand for substantial performance is delivered to you that specifically identifies the manner in which the Corporation believes that you have not substantially performed your duties, and you have failed to resume substantial performance of your duties on a continuous basis within ten days after receiving such demand, (ii) your commission of any material act of dishonesty or disloyalty involving the Manpower Group, (iii) your chronic absence from work other than by reason of a serious health condition, (iv) your commission of a crime which substantially relates to the circumstances of your position with the Manpower Group or which has material adverse effect on the business of the Manpower Group, or (v) the willful engaging by you in conduct which is demonstrably and materially injurious to the Manpower Group. For purposes of this Subsection 1(a), no act, or failure to act, on your part will be deemed "willful" unless done, or omitted to be done, by you not in good faith.

         (b) Change of Control. A "Change of Control" will mean the first to occur of the following:

              (i) the acquisition (other than from the Corporation), by any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities


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                    Exchange Act of 1934 (the "Exchange Act")), directly or
                    indirectly, of beneficial ownership (within the meaning of Exchange Act Rule 13d-3) of more than 50% of the then outstanding shares of common stock of the Corporation or voting securities representing more than 50% of the combined voting power of the Corporation's then outstanding voting securities entitled to vote generally in the election of directors; provided, however, no Change of Control shall be deemed to have occurred as a result of an acquisition of shares of common stock or voting securities of the Corporation (A) by the Corporation, any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its subsidiaries or
                    (B) by any other corporation or other entity with respect to which, following such acquisition, more than 60% of the outstanding shares of the common stock, and voting securities representing more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of such other corporation or entity are then beneficially owned, directly or indirectly, by the persons who were the Corporation's shareholders immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Corporation's then outstanding common stock or then outstanding voting securities, as the case may be; or

              (ii) any merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which results in more than 60% of the outstanding shares of the common stock, and voting securities representing more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the surviving or consolidated corporation being then beneficially owned, directly or indirectly, by the persons who were the Corporation's shareholders immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Corporation's then outstanding common stock or then outstanding voting securities, as the case may be; or

              (iii) any liquidation or dissolution of the Corporation or the sale or other disposition of all or substantially all of the assets of the Corporation; or

              (iv) individuals who, as of the date of this letter, constitute the Board of Directors of the Corporation (as of such date, the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, however, that any person becoming a director subsequent to the date of this letter whose election, or nomination for election by the shareholders of the Corporation, was approved by at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this letter, considered as though such person were a member of the


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                    Incumbent Board but excluding, for this purpose, any such
                    individual whose initial assumption of office occurs as a result of an actual or threatened election contest which was (or, if threatened, would have been) subject to Exchange Act Rule 14a-11; or

              (v) the Corporation shall enter into any agreement (whether or not conditioned on shareholder approval) providing for or contemplating, or the Board of Directors of the Corporation shall approve and recommend that the shareholders of the Corporation accept, or approve or adopt, or the shareholders of the Corporation shall approve, any acquisition that would be a Change of Control under clause (i), above, or a merger or consolidation that would be a Change of Control under clause (ii), above, or a liquidation or dissolution of the Corporation or the sale or other disposition of all or substantially all of the assets of the Corporation; or

              (vi) whether or not conditioned on shareholder approval, the issuance by the Corporation of common stock of the Corporation representing a majority of the outstanding common stock, or voting securities representing a majority of the combined voting power of the outstanding voting securities of the Corporation entitled to vote generally in the election of directors, after giving effect to such transaction.

Following the occurrence of an event which is not a Change of Control whereby there is a successor holding company to the Corporation, or, if there is no such successor, whereby the Corporation is not the surviving corporation in a merger or consolidation, the surviving corporation or successor holding company (as the case may be), for purposes of this definition, shall thereafter be referred to as the Corporation.

         (c) Good Reason. "Good Reason" will mean, without your consent, the occurrence of any one or more of the following during the Term:

              (i) the assignment to you of a position which represents a material reduction from your current position of Senior Vice President - Marketing and Major Account Development and Senior Vice President - European Operations, or the assignment to you of duties, other than incidental duties, inconsistent with your current position or such other position, provided you object to such assignment by written notice to the Corporation within twenty (20) business days after it is made and the Corporation fails to cure, if necessary, within ten (10) business days after such notice is given;

              (ii) any material violation of this agreement or of Sections 2 through 5 of the Compensation Agreement by the Corporation which remains uncured ten (10) business days after you give written notice to the Corporation which specifies the violation;


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              (iii) being required by the Corporation to change the location of your principal office to one in excess of seventy-five (75) miles from the Corporation's home office in Glendale, Wisconsin, provided your employment with the Manpower Group is terminated within ninety (90) days after any such change of location; or

              (iv) any reduction in the amount of incentive bonus received by you for a given fiscal year during the Term within two years after the occurrence of a Change of Control, as compared to the amount of the incentive bonus received by you for the fiscal year immediately preceding the fiscal year in which a Change of Control occurred, unless the incentive bonus for such given fiscal year is based on the same objective criteria as applied in the prior fiscal year or other objective criteria to which you have agreed.

              Your continued employment or failure to give Notice of Termination will not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder except as otherwise provided.

         (d) Notice of Termination. Any termination of your employment by the Corporation, or termination by you for Good Reason during the Term will be communicated by Notice of Termination to the other party hereto. A "Notice of Termination" will mean a written notice which specifies a Date of Termination (which date shall be on or after the date of the Notice of Termination) and, if applicable, indicates the provision in this letter applying to the termination and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

         (e) Date of Termination. "Date of Termination" will mean the date specified in the Notice of Termination where required (which date shall be on or after the date of the Notice of Termination) or in any other case upon your ceasing to perform services for the Manpower Group.

         (f) Term. The "Term" will be a period beginning on the date of this letter indicated above and ending on the first to occur of the following: (a) the date two years after the occurrence of a Change of Control; (b) January 31, 2002, if no Change of Control occurs between the date of this letter indicated above and January 31, 2002; and (c) the Date of Termination.

         (g) Benefit Plans. "Benefit Plans" means all benefits of employment generally made available to the senior executives of the Corporation from time to time.

         (h) Compensation Agreement. The "Compensation Agreement" means the letter of even date from the Corporation to you, as accepted by you, regarding your compensation and benefits.



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2.       Compensation and Benefits on Termination.

         (a) Termination by the Corporation for Cause or by You Other Than for Good Reason. If your employment with the Manpower Group is terminated by the Corporation for Cause or by you other than for Good Reason, the Corporation will pay you or provide you with (a) your full base salary as then in effect through the Date of Termination, (b) your unpaid incentive bonus, if any, attributable to any complete fiscal year of the Corporation ended before the Date of Termination (but no incentive bonus will be payable for the fiscal year in which termination occurs, notwithstanding the terms of the Compensation Agreement), and (c) all benefits to which you are entitled under any Benefit Plans in accordance with the terms of such plans. The Manpower Group will have no further obligations to you.

         (b) Termination of Reason of Disability or Death. If your employment with the Manpower Group terminates during the Term by reason of your disability or death, the Corporation will pay you or provide you with (a) your full base salary as then in effect through the Date of Termination, (b) all benefits to which you are entitled under any Benefit Plans in accordance with the terms of such plans, (c) your unpaid incentive bonus, if any, attributable to any complete fiscal year of the Corporation ended before the Date of Termination, and (d) as the incentive bonus for the year in which termination occurs to be paid pursuant to the Compensation Agreement, an amount equal to the amount determined based on the applicable objective criteria for the full year in which the Date of Termination occurs (or alternatively your annual incentive bonus for the fiscal year of the Corporation immediately preceding the Date of Termination if the incentive bonus for the year in which the Date of Termination occurs would have been determined on a discretionary basis), prorated for the actual number of days you were employed by the Manpower Group during the fiscal year in which the Date of Termination occurs, payable within 45 days after the close of such fiscal year. The Corporation shall be entitled to terminate your employment by reason of your disability if you become disabled and entitled to benefits under the terms of the long-term disability plan of the Corporation. The Manpower Group will have no further obligations to you.

         (c)  Termination for Any Other Reason.

              (i) If, during the Term and within two years after the occurrence of a Change of Control, your employment with the Manpower Group is terminated for any reason not specified in Subsection 2(a) or (b), above, you will be entitled to the following:

                    (A) the Corporation will pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given;


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                    (B)  the Corporation will pay you your unpaid incentive
                         bonus, if any, attributable to any complete fiscal year of the Corporation ended before the Date of Termination;

                    (C) as the incentive bonus for the year in which termination occurs to be paid under the Compensation Agreement, the Corporation will pay you an amount equal to the amount which would have been payable to you had your employment not terminated (which shall be determined based on the objective criteria for the full fiscal year in which the Date of Termination occurs, if applicable, but which shall not be less than the largest annual incentive bonus awarded to you for the three fiscal years of the Corporation immediately preceding the Date of Termination unless such incentive bonus for the year during which the Date of Termination occurs is determined on the basis of objective criteria which also applied in the prior fiscal year or to which you have agreed), prorated for the actual number of days you were employed by the Manpower Group during the year in which the termination occurs, payable within 45 days after the close of such fiscal year unless objective criteria for such bonus will not be relevant;

                    (D) the Corporation will pay as a severance benefit to you a lump-sum payment equal to two and a half times the sum of (i) your annual base salary in effect at the time Notice of Termination is given and (ii) the amount of your largest incentive bonus for the three fiscal years of the Corporation immediately preceding the Date of Termination or, if greater, the incentive bonus for the fiscal year during which the Date of Termination occurs (determined as provided in Subsection 2(c)(i)(C), above); and

                    (E) for an eighteen-month period after the Date of Termination, the Corporation will arrange to provide you and your eligible dependents, at the Corporation's expense, with benefits under the medical, dental, life, and disability plans of the Manpower Group, or benefits substantially similar to the benefits you were receiving during the 90-day period immediately prior to the time Notice of Termination is given under the named plans; provided, however, that benefits otherwise receivable by you pursuant to this Subsection 2(c)(i)(E) will be reduced to the extent other comparable benefits are actually received by you during the eighteen-month period following your termination, and any such benefits actually received by you will be reported to the Corporation; provided, further that any insurance continuation coverage that you may be entitled to receive under the Consolidated


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                         Omnibus Budget Reconciliation Act of 1986 ("COBRA")
                         will commence on the Date of Termination.

              (ii) If your employment with the Manpower Group is terminated during the Term for any reason not specified in Subsection 2(a) or (b), above, and Subsection 2(c)(i) does not apply to the termination, you will be entitled to the following:

                    (A) the Corporation will pay you your full base salary through the Date of Termination at the rate then in effect;

                    (B) the Corporation will pay you your unpaid incentive bonus, if any, attributable to any complete fiscal year of the Corporation ended before the Date of Termination;

                    (C) as the incentive bonus for the year in which termination occurs to be paid pursuant to the Compensation Agreement, the Corporation will pay you an amount equal to the amount which would have been payable to you had your employment not terminated (which shall be determined based on the objective criteria for the full fiscal year in which the Date of Termination occurs, if applicable, but which shall not be less than the largest annual incentive bonus awarded to you for the three fiscal years of the Corporation immediately preceding the Date of Termination unless such incentive bonus for the year during which the Date of Termination occurs is determined on the basis of objective criteria which also applied in the prior fiscal year or to which you have agreed), prorated for the actual number of days you were employed by the Manpower Group during the fiscal year in which the Date of Termination occurs, payable within 45 days after the close of such fiscal year unless objective criteria for such bonus will not be relevant;

                    (D) the Corporation will pay as a severance benefit to you a lump-sum payment equal to the amount of your annual base salary as then in effect plus an amount equal to your largest annual incentive bonus for the three fiscal years of the Corporation immediately preceding the Date of Termination or, if greater, the incentive bonus for the fiscal year during which the Date of Termination occurs (determined as provided in Subsection 2(c)(ii)(C), above); and

                    (E) for the twelve-month period after the Date of Termination, you and your eligible dependents will continue to receive benefits under the medical and dental plans of the Corporation as if your employment by the Corporation did not terminate; provided, that the payments


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                         or benefits otherwise receivable by you pursuant to
                         this Subsection 2(c)(ii)(E) will be reduced to the extent other comparable payments or benefits are actually received by you during the twelve-month period following your termination, and any such payments or benefits actually received by you will be reported to the Corporation; and provided, further that any insurance continuation coverage that you may be entitled to receive under the Consolidated Omnibus Budget Reconciliation Act of 1986 or similar state laws will commence on the Date of Termination;

         The amounts paid to you pursuant to Subsection 2(c)(i)(D) or 2(C)(ii)(D) will not be included as compensation for purposes of any qualified or nonqualified pension or welfare benefit plan of the Manpower Group.

         (d)  Golden Parachute Tax.

              (i) Notwithstanding anything contained in this letter to the contrary, in the event that any payment or distribution to or for your benefit pursuant to the terms of this letter (a "Payment" or "Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any interest and penalties, are collectively referred to as the "Excise Tax"), then you shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

              (ii) A determination shall be made as to whether and when a Gross-Up Payment is required pursuant to this Subsection 2(d) and the amount of such Gross-Up Payment, such determination to be made within fifteen business days of the Date of Termination, or such other time as requested by the Corporation or by you (provided you reasonably believe that any of the Payments may be subject to the Excise Tax). Such determination shall be made by a national independent accounting firm selected by you (the "Accounting Firm"). All fees, costs and expenses (including, but not limited to, the cost of retaining experts) of the Accounting Firm shall be borne by the Corporation and the Corporation shall pay such fees, costs and expenses as they become due. The Accounting Firm shall provide detailed supporting calculations, acceptable to you, both to the Corporation and you. The Gross-Up Payment, if any, as determined pursuant to this Subsection


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                    2(d)(ii) shall be paid by the Corporation to you within five business days of the receipt of the Accounting Firm's determination. Any such initial determination by the Accounting Firm of whether or when a Gross-Up Payment is required and, if such a payment is required, the amount thereof shall be binding upon the Corporation and you subject to the application of Subsection 2(d)(iii).

              (iii) As a result of the uncertainty in the application of
                    Sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an "Overpayment") or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an "Underpayment"). An Underpayment shall be deemed to have occurred upon notice (formal or informal) to you from any governmental taxing authority that your tax liability (whether in respect of your then current taxable year or in respect of any prior taxable year) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Corporation has failed to make a sufficient Gross-Up Payment. An Overpayment shall be deemed to have occurred upon a "Final Determination" (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments with respect to which you had previously received a Gross-Up Payment. A Final Determination shall be deemed to have occurred when you have received from the applicable governmental taxing authority a refund of taxes or other reduction in your tax liability by reason of the Overpayment and upon either (A) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds you and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (B) the expiration of the statute of limitations with your applicable tax return. If an Underpayment occurs, you shall promptly notify the Corporation and the Corporation shall pay to you at least five business days prior to the date on which the applicable governmental taxing authority has requested payment, an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties imposed on the Underpayment. If an Overpayment occurs, the amount of the Overpayment shall be treated as a loan by the Corporation to you and you shall, within ten business days of the occurrence of such Overpayment, pay to the Corporation the amount of the Overpayment plus interest at an annual rate equal to the rate provided for in Section 1274(b)(2)(B) of the Code from the date the Gross-Up Payment (to which the Overpayment relates) was paid to you.


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              (iv)  Notwithstanding anything contained in this letter to the contrary, in the event it is determined that an Excise Tax will be imposed on any Payment or Payments, the Corporation shall pay to the applicable governmental taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Corporation has actually withheld from the Payment or Payments.

         (e) Payment. The payments provided for in Subsections 2(c)(i)(A) through (D) or 2(c)(ii)(A) through (D), above, will be made not later than the fifteenth business day following the Date of Termination, except as otherwise provided. If any of such payments is not made when due (hereinafter a "Delinquent Payment"), in addition to such principal sum, the Corporation will pay you interest on any and all such Delinquent Payments from the date due computed at the prime rate as announced from time to time by Firstar Bank of Milwaukee, compounded monthly.

         (f) No Mitigation. You will not be required to mitigate the amount of any payment or benefit provided for in this Section 2 by seeking other employment or otherwise, nor will the amount of any payment provided for in this Section 2, unless otherwise provided herein, be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise.

         (g) Release of Claims. Notwithstanding the foregoing, the Corporation will not pay you, and you have no right to receive, any benefit described in Section 2, above, unless and until you execute, and there shall be effective following any statutory period for revocation, a release, in a form reasonably acceptable to the Corporation, that irrevocably and unconditionally releases, waives, and fully and forever discharges the Manpower Group and its past and current directors, officers, employees, and agents from and against any and all claims, liabilities, obligations, covenants, rights, demands and damages of any nature whatsoever, whether known or unknown, anticipated or unanticipated, relating to or arising out of your employment with the Manpower Group, including without limitation claims arising under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, as amended, and any other federal, state, or local law or regulation.

         (h) Forfeiture. Notwithstanding the foregoing, your right to receive the payments and benefits to be provided to you under this Section 2 beyond those described in Subsection 2(a), above, is conditioned upon your performance of the obligations stated in Section 3, below, and in Section 6 of the Compensation Agreement, and upon your breach of any such obligations, you will immediately return to the Corporation the amount of such payments and benefits and you will no longer have any right to receive any such payments or benefits.

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3.       Noncompetition Agreement.

         (a) Noncompetition. During the term of your employment with the Manpower Group, you will not assist any competitor of any company in the Manpower Group in any capacity. During the one-year period which immediately follows the termination of your employment with the Manpower Group:

              (i) You will not, directly or indirectly, contact any customer or prospective customer of the Corporation with whom you have had contact on behalf of the Corporation during the two-year period preceding the date of such termination or any customer or prospective customer about whom you obtained confidential information in connection with your employment by the Corporation during such two-year period so as to cause or attempt to cause such customer or prospective customer of the Corporation not to do business or to reduce such customer's business with the Corporation or divert any business from the Corporation.

              (ii) You will not, directly or indirectly, provide services or assistance of a nature similar to the services provided to the Manpower Group during the term of your employment with the Manpower Group, to any entity engaged in the business of providing temporary staffing services anywhere in the United States or any other country in which the Manpower Group conducts business as of the Date of Termination which has, together with its affiliated entities, annual revenues from such business in excess of $500,000,000. You acknowledge that the scope of this limitation is reasonable in that, among other things, providing any such services or assistance during such one-year period would permit you to use unfairly your close identification with the Manpower Group and the customer contacts you developed while employed by the Manpower Group and would involve the use and disclosure of confidential information pertaining to the Manpower Group.

         (b) Injunction. You recognize that irreparable and incalculable injury will result to the Manpower Group and its businesses and properties in the event of your breach of any of the restrictions imposed by Subsection 3(a), above. You therefore agree that, in the event of any such actual, impending or threatened breach, the Corporation will be entitled, in addition to the remedies set forth in Subsection 2(h), above, and any other remedies and damages, to temporary and permanent injunctive relief (without the necessity of posting a bond or other security) restraining the violation, or further violation, of such restrictions by you and by any other person or entity from whom you may be acting or who is acting for you or in concert with you.



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         (c)  Nonapplication. Notwithstanding the above, this Section 3 will not apply if your employment with the Corporation is terminated by you for Good Reason or by the Corporation without Cause within two years after the occurrence of a Change of Control.

4. Nondisparagement. Upon your termination of employment with the Manpower Group for any reason, the Manpower Group agrees to maintain a positive and constructive attitude and demeanor toward you, and agrees to refrain from making any derogatory comments or statements of a negative nature about you. Upon your termination of employment with the Manpower Group for any reason, you agree to maintain a positive and constructive attitude and demeanor toward the Manpower Group, and agree to refrain from making derogatory comments or statements of a negative nature about the Manpower Group, its officers, directors, shareholders, agents, partners, representatives and employees, to anyone.

5. Successors; Binding Agreement. This letter agreement will be binding on the Corporation and its successors and will inure to the benefit of and be enforceable by your personal or legal representatives, heirs and successors.

6. Notice. Notices and all other communications provided for in this letter will be in writing and will be deemed to have been duly given when delivered in person, sent by telecopy, or mailed by United States registered or certified mail, return receipt requested, postage prepaid, and properly addressed to the other party.

7. No Right to Remain Employed. Nothing contained in this letter will be construed as conferring upon you any right to remain employed by the Corporation or any member of the Manpower Group or affect the right of the Corporation or any member of the Manpower Group to terminate your employment at any time for any reason or no reason, subject to the obligations of the Corporation and the Manpower Group as set forth herein.

8. Modification. No provision of this letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by you and the Corporation.

9. Withholding. The Corporation shall be entitled to withhold from amounts to be paid to you hereunder any federal, state, or local withholding or other taxes or charges which it is, from time to time, required to withhold under applicable law.

10. Previous Agreement. This letter, upon acceptance by you, and the Compensation Agreement expressly supersede any and all previous agreements or understandings relating to your employment by the Corporation or the Manpower Group or the termination of such employment, and any such agreement or agreements shall, as of the date of your acceptance, have no further force or effect.



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


         If you are in agreement with the foregoing, please sign and return one copy of this letter which will constitute our agreement with respect to the subject matter of this letter.

                                            Sincerely,

                                            MANPOWER INC.


                                            By:
                                               ---------------------------------

Agreed as of the 22nd day of February, 1999.




--------------------------------------------
Jeffrey Joerres

















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